SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G/A

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 4 )*

                               Thermatrix Inc.
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                                (Name of Issuer)

                                   Common
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                         (Title of Class of Securities)

                                  883550 10 5
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                                 (CUSIP Number)

Check the following box if a fee is being paid with this / / statement. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

                                Page 1 of 6 Pages

SEC 1745 (10-85)

CUSIP NO 8835550 10 5.                     13G               PAGE 2 OF 6 PAGES

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  1   NAME OF REPORTING PERSON  Charles River VI GP Limited Partnership
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        04-3049015
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  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                        (a)  / /       (b)  / /
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  3   SEC USE ONLY
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  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
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                     5     SOLE VOTING POWER
      NUMBER OF                 0
       SHARES        -----------------------------------------------------------
    BENEFICIALLY     6     SHARED VOTING POWER
      OWNED BY                  417,939
        EACH         -----------------------------------------------------------
      REPORTING      7     SOLE DISPOSITIVE POWER
       PERSON                   0
        WITH         -----------------------------------------------------------
                    8     SHARED DISPOSITIVE POWER
                                417,939
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  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                417,939
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 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
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 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                5.34%
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 12   TYPE OF REPORTING PERSON*
                                PN
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

CUSIP NO 8835550 10 5.                     13G               PAGE 3 OF 6 PAGES

Item 1:     (a) Name of Issuer:

                Thermatrix Inc.

            (b) Address of Issuer's Principal Executive Offices:

                2025 Gateway Place, Suite 132
                San Jose, CA  95110-1005

Item 2:     (a) Name of Person Filing:

                Charles River VI GP Limited Partnership.

            (b) Address of Principal Business Office or, if none, Residence:

                The address of the principle business office of Charles River VI GP Limited Partnership is Charles River Ventures, 1000 Winter Street, Suite 3300, Waltham, MA 02451

            (c) Citizenship:

                Charles River VI GP Limited Partnership is a limited partnership organized under the laws of the State of Delaware.

            (d) Title of Class of Securities:

                Common Stock.

            (e) CUSIP Number:

                883550 10 5

Item 3:

Item 4:     (a) Amount Beneficially Owned:

                Charles River VI GP LP may be deemed to own beneficially 417,939 shares of Common Stock as of December 31, 2000.

            (b) Percent of Class:

                Charles River VI GP Limited Partnership - 5.34%
                (based on 7,21,425 shares of Common Stock outstanding as of 9/30/00 in the Q3 10-Q).

CUSIP NO 8835550 10 5.                     13G                 Page 4 of 6 Pages

            (c) Number of shares as to which such person has:

        (i)     sole power to vote or direct the vote:
                Charles River VI GP, LP:  0

        (ii)    shared power to vote or to direct the vote:
                Charles River VI GP Limited Partnership:    417,939

        (iii)   sole power to dispose or direct the disposition of:
                Charles River VI GP Limited Partnership:    0

        (iv)    shared power to dispose or to direct the disposition of:
                Charles River VI GP Limited Partnership:    417,939

Item 5:         Ownership of Five Percent or Less of a Class:

                Not Applicable

Item 6:         Ownership of More than Five Percent on Behalf of Another Person:

                Not Applicable

Item 7: Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
                Company:

                Not Applicable

Item 8:         Identification and Classification of Members of the Group:

                Not Applicable

Item 9:         Notice of Dissolution of Group:

                Not Applicable

Item 10:        Certification:

                Not Applicable